Exhibit 99.1

Newfield Exploration Announces Proposed $750 Million Public Offering of Senior Notes

The Woodlands, Texas, June 19, 2012 — Newfield Exploration Company (NYSE: NFX) today announced a proposed $750 million public offering of Senior Notes due 2024. The Company intends to use the net proceeds from the offering to fund its tender offer and consent solicitation for its existing 6 5/8% Senior Subordinated Notes due 2016 and to reduce borrowings outstanding under its credit facility. Wells Fargo Securities, LLC is acting as sole book-running manager for the offering.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, Newfield’s Senior Notes due 2024 or any other securities, nor shall there be any sale of securities mentioned in this press release in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any jurisdiction.

The public offering will be made pursuant to an effective shelf registration statement on file with the U.S. Securities and Exchange Commission. The offering of senior notes may be made only by means of a prospectus and prospectus supplement. A copy of the preliminary prospectus supplement and accompanying prospectus may be obtained from the SEC’s website at www.sec.gov. Alternatively, the underwriters will provide copies upon request to:

Wells Fargo Securities, LLC

Attn: Capital Markets Client Support

1525 West W.T. Harris Blvd.

Charlotte, North Carolina 28262

(800) 326-5897

cmClientsupport@wellsfargo.com

Newfield Exploration Company is an independent energy company engaged in the exploration, development and production of crude oil, natural gas and natural gas liquids. Our principal domestic areas of operation include the Mid-Continent, the Rocky Mountains and onshore Texas. Internationally, we focus on offshore oil developments in Malaysia and China.

** The statements set forth in this release contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the consummation of the offering and the use of proceeds. Although the Company believes that the expectations reflected in this information are reasonable, this information is based upon assumptions and actual results may vary significantly from those anticipated due to many factors. Other factors that could impact forward-looking statements are described in “Risk Factors” in Newfield’s 2011 Annual Report on Form 10-K, the preliminary prospectus supplement and other subsequent public filings with the Securities and Exchange Commission, which can be found at www.sec.gov. Unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Unless legally required, Newfield undertakes no obligation to publicly update or revise any forward-looking statements.

For information, contact:
Investor Relations:	Steve Campbell (281) 210-5200
Email:	info@newfield.com